Exhibit 99.1

Contacts:	Michael Mullen (media)	Christopher Jakubik, CFA (investors)
	Michael.Mullen@kraftheinz.com	ir@kraftheinz.com
KRAFT HEINZ RECEIVES NOTIFICATION OF DEFICIENCY FROM NASDAQ RELATED TO DELAYED FILING OF QUARTERLY REPORT ON FORM 10-Q
PITTSBURGH & CHICAGO - May 21, 2019 - The Kraft Heinz Company (NASDAQ: KHC) (“Kraft Heinz” or the “Company”) today announced that on May 17, 2019, as expected, Kraft Heinz received a standard notice from Nasdaq stating that, as a result of not having timely filed its Quarterly Report on Form 10-Q for the quarter ended March 30, 2019 (the "Form 10-Q"), Kraft Heinz continues to not be in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic financial reports with the Securities and Exchange Commission. Kraft Heinz previously received an initial notice on March 15, 2019 related to the delay in timely filing its Annual Report on Form 10-K for the fiscal year ended December 29, 2018 (the "Form 10-K").
Previously, Kraft Heinz timely submitted a plan to regain compliance to Nasdaq and in the notice received on May 17, 2019, Nasdaq also notified Kraft Heinz that it had been granted until September 11, 2019 to regain compliance with Nasdaq Listing Rule 5250(c)(1) by filing the Form 10-K and Form 10-Q and complying with certain other terms outlined in the notice. Kraft Heinz currently expects to cooperate with Nasdaq to comply with such terms.
These notices do not have any immediate effect on the listing or trading of Kraft Heinz’s common stock on the Nasdaq Global Select Market.
ABOUT THE KRAFT HEINZ COMPANY
For 150 years, we have produced some of the world’s most beloved products at The Kraft Heinz Company (NASDAQ: KHC). Our Vision is To Be the Best Food Company, Growing a Better World. We are one of the largest global food and beverage companies, with 2018 net sales of approximately $26 billion. Our portfolio is a diverse mix of iconic and emerging brands. As the guardians of these brands and the creators of innovative new products, we are dedicated to the sustainable health of our people and our planet. To learn more, visit www.kraftheinzcompany.com or follow us on LinkedIn and Twitter.
Forward-Looking Statements
This press release contains a number of forward-looking statements. Words such as “expect," "may," and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our beliefs and expectations relating to the filing of the Form 10-K and Form 10-Q and compliance with Nasdaq's listing rules and with the requirements outlined by Nasdaq. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond our control. Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, further material delays in Kraft Heinz’s completion of its financial reporting and in the filing of the periodic reports required to be filed with the Securities and Exchange Commission, including the possibility that the ongoing reviews may identify additional errors, control deficiencies, misstatements, or material weaknesses in the Company's accounting practices. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.